Exhibit 5.2

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

February 10, 2022

Austin Gold Corp.

1021 West Hastings Street, 9th Floor

Vancouver, British Columbia V6C 0C3

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to Austin Gold Corp., a British Columbia corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-260404), (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale (the “Offering”) of 3,000,000 units of the Company (the “Units”). The Units are to be offered at a price (the “Offering Price”) to be determined by a Pricing Committee of the board of directors of the Company, which Offering Price will be no less than $4.00 per Unit and no greater than $6.00 per Unit. Each Unit will consist of one common share (a “Share”) and one common share purchase warrant (a “Warrant”) exercisable to purchase an additional common share (a “Warrant Share”), for a period of five years, at a price equal to the Offering Price. The Warrants will be governed by the terms of the form of Warrant (the “Form of Warrant”) and a warrant agent agreement by and between the Company and American Stock Transfer & Trust Company, LLC as warrant agent (the “Warrant Agent Agreement”).

This opinion letter is furnished to you for filing with the Securities and Exchange Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

The Offering will be conducted by Roth Capital Partners, LLC (“Roth Capital”) pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and Roth Capital. Pursuant to the Underwriting Agreement the Company proposes to pay Roth Capital a commission equal to 7.0% of the gross proceeds raised pursuant to the Offering (the “Underwriter’s Fee”) and issue a warrant (the “Underwriter’s Warrant”) exercisable into that number of common shares (the “Underwriter’s Warrant Shares”) equal to 7.0% of the number of Offered Shares sold pursuant to the Offering.

In addition, and pursuant to the Underwriting Agreement, the Company proposes to grant to Roth Capital an option (the “Underwriter’s Option”) to purchase up to 15% of the number of Units sold in the Offering (the “Option Units”), at the Offering Price, exercisable for a period of 30 days following the date of the pricing prospectus for the Offering. Each Option Unit shall consist of a common share (the “Option Shares”) and a common share purchase warrant (the “Option Warrants”), having the same terms as the Warrants.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Warrants, including any Option Warrants, and the Underwriter’s Warrant, when issued in accordance with the terms of the Underwriting Agreement as described in the Registration Statement are enforceable against the Company in accordance with their terms.

Our opinion expressed above is limited to the laws of the State of New York.

Our opinion set forth above is subject to the following qualifications and exceptions:

(a)	Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)	Our opinion is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)	Our opinion is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DORSEY & WHITNEY LLP

DORSEY & WHITNEY LLP